Exhibit 8.1

February 2, 2016

InsPro Technologies Corporation

150 N. Radnor-Chester Road

Suite B-101

Radnor, PA 19087

Ladies and Gentlemen:

We have acted as counsel to InsPro Technologies Corporation, a Delaware corporation (the “Company”), in connection with preparation and filing of the registration statement on Form S-1, as amended (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed offering and sale of up to 833,200 shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and warrants (the “Warrants”) to purchase 8,332,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), in each case issuable upon the exercise of subscription rights at a subscription price of $240.00 per “Unit”. Each “Unit” consists of 80 shares of Preferred Stock and a Warrant to purchase 800 additional shares of Common Stock that expires on November 20, 2017 at an exercise price of $0.15 per share. The 24,996,000 shares of Common Stock being registered consists of 16,664,000 shares of Common Stock issuable upon conversion of the Company’s Preferred Stock and 8,332,000 shares of Common Stock issuable upon the exercise of the Warrants.

In connection with this opinion letter, we have examined the Registration Statement, certain written representations of the Company contained in a letter to us dated on or about the date hereof, and such other documents, records and instruments as we have considered appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Our opinion as to United States federal income tax matters is as set forth in the prospectus included in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations”, subject to the qualifications set forth therein.

InsPro Technologies Corporation

February 2, 2016

We hereby consent to the use of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to us under the caption “Material U.S. Federal Income Tax Considerations” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP